Media Contact:    Bill Ehrlich
                  .........1-800-228-9268
                  .........(206) 461-2204

Investor Contact:          JoAnn DeGrande             January 21, 1997
                           (206) 461-3186             FOR IMMEDIATE RELEASE

         Washington Mutual Announces Fourth-Quarter; Year-End Earnings,
                     Increases Cash Dividend on Common Stock

SEATTLE -- Washington Mutual, Inc. (Nasdaq: WAMU) today announced 1996 earnings of $114.3 million, or 85 cents per share (fully diluted), compared with $289.9 million, or $2.42 per share (fully diluted) in 1995. Earnings for the year were reduced $294.6 million by a previously announced after-tax charge of $209.8 million ($205.8 million of which was taken during the fourth quarter and $4.0 million during the third quarter) for transaction-related expenses resulting from the company's merger with Keystone Holdings, Inc. and acquisition of American Savings Bank, and by a third quarter after-tax charge of $84.8 million representing the company's portion of the one-time assessment paid by savings institutions and banks nationally to re-capitalize the Savings Association Insurance Fund (SAIF). For the fourth quarter, earnings were reduced to a loss of $87.9 million or 81 cents per share by the above referenced charge for transaction-related expenses. (All financial results have been restated to reflect the mergers with Keystone Holdings and Western Bank, both accounted for as poolings of interests.)

         The company's board of directors declared an increased cash dividend on common stock of 25 cents per share, up from 24 cents the previous quarter. The board also declared dividends of 57 cents per share on the series C preferred stock (Nasdaq:WAMUO) and 47.5 cents per share on the series E preferred stock (Nasdaq: WAMUM). Dividends on common and preferred stock are payable Feb. 14, 1997, to shareholders of record on Jan. 31, 1997.

         "The results of the fourth quarter of 1996 topped off the most successful 12-month period in our history as Washington Mutual produced strong operating results and record loan originations; significantly expanded its commercial banking business; and completed the acquisition of American Savings Bank, our largest such transaction to date," said Kerry Killinger, the company's chairman, president and chief executive officer.

         "During the year, we made excellent progress in the execution of our key business strategies: to expand our consumer banking operations throughout the West; to build our commercial banking business; to re-mix our balance sheet by replacing longer-term fixed-rate assets with adjustable-rate loans; to manage credit quality; and to seek ways to operate more efficiently. These achievements provide an excellent foundation for Washington Mutual heading into 1997."

Fourth-Quarter and Year-End Financial Highlights

         Although net income was down due to one-time charges, net interest income for the fourth quarter was up 13 percent to $307.6 million from $272.0 million a year earlier. For the year, the company's larger asset base and an improved spread produced net interest income of $1.2 billion, up from $992.7 million for 1995. The spread in the fourth quarter was 2.76 percent compared with 2.55 percent for the same period a year earlier. The spread for the year was 2.75 percent, up from 2.53 percent for 1995.

         The stronger housing market throughout the West helped the company establish a new record for total loan originations during the fourth quarter and for the year. Total lending during the most recent quarter was $3.6 billion, up from $2.9 billion for fourth quarter 1995, and for the year was $13.6 billion, compared with $9.4 billion in 1995.

         In the fourth quarter, residential lending, the largest component of loan originations, was $2.6 billion, up from $2.2 billion a year ago. During the quarter, loans for home purchases increased to $1.6 billion, from $1.1 billion a year ago. Meanwhile, refinancing activity decreased to $1.0 billion, from $1.1 billion in last year's fourth quarter.

         For the year, residential loan originations totaled $9.9 billion, up from $6.8 billion last year. Of these annual totals, loans to purchase homes accounted for $5.9 billion and refinancing activity produced $4.0 billion in 1996, compared with the previous year's $3.9 billion and $2.9 billion, respectively. In addition, of the total residential loans originated in 1996, approximately 63 percent were adjustable rate. Without the addition of American Savings Bank, adjustable-rate loan originations would have been 35 percent.

         Favorable interest rates and generally positive regional economies in the West also had a positive effect on residential construction and consumer lending in this year's fourth quarter. Residential construction originations were $312.9 million during the quarter just ended, up from $261.6 million in fourth quarter 1995; and were $1.3 billion for the year, compared with $935.8 million in 1995. Consumer loan originations increased to $347.2 million for the quarter versus $250.6 million a year ago; and were $1.3 billion in 1996, up from $997.0 million last year.

         With the acquisition of American Savings Bank and its predominantly adjustable-rate residential loan portfolio, the company significantly reduced its sensitivity to movements in interest rates. Prior to the acquisition, adjustable-rate residential mortgage loans made up only 45 percent of Washington Mutual's residential loan portfolio, compared with 75 percent after the transaction was completed. Killinger said that the company continues to sell on the secondary market the majority of the fixed-rate residential loans it originates, while generally retaining the servicing rights.

     Washington Mutual's total assets were $44.6 billion at Dec. 31, 1996, up from $42.0 billion at year-end 1995. The increase was primarily the result of growth in the company's loan portfolio. Total deposits were $24.1 billion at Dec. 31, 1996, down slightly from $24.5 billion at the end of 1995. Annuities underwritten by WM Life Insurance Co., Washington Mutual's insurance underwriting subsidiary, increased $9.6 million during the quarter to $878.1 million, compared with $855.5 million at year-end 1995. The insurance subsidiary had pretax operating income (before amortization of intangible assets and intercompany eliminations) of $16.3 million for the year, up from $14.3 million in 1995.

         Assets of the Composite Group of mutual funds, managed by the company's investment management firm, increased slightly to $1.4 billion. Pre-tax operating income (before amortization of intangible assets and intercompany eliminations) for the securities subsidiaries increased to $4.5 million in the fourth quarter of 1996, from $4.3 million in the fourth quarter in 1995, and to $19.1 million for the year just ended versus $15.1 million in 1995.

         Operating expenses, which included a $152.8 million pretax transaction-related charge, were $340.8 million. Without the charge, operating expenses during the fourth quarter would have been $188.0 million. For the year, operating expenses were $1.0 billion. Net of SAIF and transaction-related expenses, operating expenses were $743.0 million, compared with $700.5 million in 1995.

         The company's operating efficiency ratio (other expense as a percentage of net interest income and other income) was 89.0 percent during fourth quarter compared to 53.5 percent for fourth quarter 1995. The operating efficiency ratio for the year was 70.7 percent versus 58.3 percent for 1995.

         Total nonperforming assets were $329.4 million at Dec. 31, 1996, compared with $323.1 million at Sept. 30, 1996, and $338.9 million at year-end 1995. The company's larger asset size helped keep the ratio of total nonperforming assets to total assets at 0.74 percent at Dec. 31, 1996, the same level as at the end of the third quarter, and down from 0.81 percent at year-end 1995.

         As was previously announced and as part of transaction-related charges, the company added $125.0 million (pretax) to American's reserve for loan losses to conform more closely to Washington Mutual's existing credit practices. Exclusive of this addition, the quarterly provision for loan losses of $18.4 million was up slightly from $17.1 million in third quarter 1996. Loan loss reserves increased to $363.4 million at Dec. 31, 1996, versus $234.3 million at Sept. 30, 1996, and at year-end 1996, were 110.3 percent of nonperforming assets and 160.5 percent of nonperforming assets, less real estate owned.

     At Dec. 31, 1996, stockholders' equity stood at $2.4 billion, or 5.38 percent of assets. In addition, capital ratios of the company's banking subsidiaries continued to exceed the FDIC's requirements for classification as "well-capitalized" institutions, the highest regulatory standard.

American Savings Bank Acquisition Completed

     Washington Mutual completed its merger with Keystone Holdings on Dec. 20 and significantly expanded the company's West Coast banking franchise. Through Keystone's primary banking subsidiary, American Savings Bank, the company expanded into the nation's most populous state, California, and immediately assumed the No. 2 position in the state's residential mortgage market. Washington Mutual holds the No. 1 position in both Washington and Oregon.

         With the addition of American's operations, the company now operates more than 500 offices in nine western states. American is a wholly owned subsidiary of Washington Mutual, Inc., and continues to operate under its own name in California, Arizona, Nevada and Colorado.

         "We are ahead of schedule on our original transition plan and are optimistic that we will achieve the four goals for the acquisition," Killinger said. The goals include having the company's consumer banking strategy in place at American by mid-year 1997, building on American's strong residential lending operations, consolidating the administrative and operational areas of the two companies where appropriate, and positioning American for growth through potential future acquisitions in California.

Other Market Expansion

         In late November, the company completed its acquisition of Utah Federal Savings Bank, of Ogden, Utah, improving the company's competitive position in the state. The transaction had a total value of $15.1 million and added three financial centers and three loan offices to the company's Utah presence.

         On January 15, 1997, Washington Mutual completed the acquisition of another Utah-based institution, United Western Financial Group, Inc., of Salt Lake City and its United Savings Bank and Western Mortgage Loan subsidiaries. United Western reported consolidated assets of $414.9 million and deposits of $294.4 million at Sept. 30, 1996.

         The purchase of United Western, for $79.5 million in cash, added nine locations to Washington Mutual's operations. The company now operates 28 financial centers and five loan centers and is one of the leading mortgage lenders in the state of Utah. "We entered Utah in February 1995 with the intention of some day being the state's No. 1 residential mortgage lender and Utahns' top choice for consumer-oriented financial products and services," said Killinger. "These acquisitions have placed us in a strong position to achieve that goal even sooner than we originally expected."

         In addition to growth through acquisitions, the company's focus on internal growth continued in the fourth quarter and led to an impressive increase in its checking account base for the year. Net of acquisitions and exclusive of American Savings Bank, the company's banking subsidiaries during the fourth quarter added 31,520 new checking accounts, considered the core account of consumer banking. For the year, they added 116,434 such accounts. These new account openings produced a net increase of 24.4 percent in checking account base from Jan. 1, 1996, through the end of the year.

         "Our consumer banks will continue to emphasize checking accounts as the primary means of attracting new customers in our market area," Killinger said. "Checking accounts provide a source of low-cost deposits and additional fee income. And, as we envisioned, our noninterest-bearing checking account has generated demand for our other products and services."

Growth In Commercial Banking

         Commercial lending originations increased as well with the Enterprise Bank and Western Bank divisions posting record volume for loan originations in the fourth quarter. For the period, the two commercial banking divisions originated $89.8 million of mostly adjustable-rate commercial loans, compared with $48.0 million in last year's fourth quarter. For the year, the divisions originated $348.4 million in 1996, versus $167.8 million in 1995.

     In 1996, the commercial banking division opened 14 new locations (known as business banking centers) that focus exclusively on commercial banking clients and two full-service community banking offices.

New Executives;  Board Members Named

         In light of the company's expanding operations, Killinger announced on Jan. 6 that Washington Mutual's five-person executive committee would expand by two new members.

         Joining the  committee and reporting to Killinger are new members Craig
S. Davis, formerly executive vice president of American for mortgage origination and ASB's nonbanking subsidiaries; and Steven P. Freimuth, formerly senior vice president of lending operations for Washington Mutual Bank. Both are now executive vice presidents of Washington Mutual, Inc.

         Davis, 45, is based in Seattle and has responsibility for residential mortgages originated through American's 68 loan offices, as well as through independent mortgage brokers in California, Arizona, Nevada and Colorado. In addition, he will oversee all of the company's securities brokerage, mutual fund management and insurance agency operations.

         Freimuth, 40, will be responsible for lending administration for all of Washington Mutual's banking subsidiaries and will oversee several major areas, including loan servicing, appraisal, loan underwriting and closing.

         In addition, the board of directors elected two new members, David Bonderman and J. Taylor Crandall, following the completion of the company's merger with Keystone Holdings, Inc., and acquisition of its American Savings Bank subsidiary. The addition of Bonderman, 54, and Crandall, 42, brings Washington Mutual's total board membership to 15.

         Bonderman, a principal and general partner of TPG Partners, L.P., of Fort Worth, was previously chief operating officer of the Robert M. Bass Group, Inc. (RMBG), which now does business as Keystone, Inc. Crandall is chief financial officer and vice president of Keystone, Inc., and president and director of Acadia MGP, Inc.

         In other news of the fourth quarter, Washington Mutual called for redemption, the company's noncumulative convertible perpetual perferred stock, Series D. Based on the conversion price, each share of Series D was convertible into approximately 3.8709 shares of common stock. The 1,398,904 shares of Series D were converted into approximately 5.4 million shares of common stock and 1,096 shares were redeemed.

Outlook

         "As we enter 1997, we bring excellent momentum from our performance last year, as well as continued commitment to the execution of our business plan. We will continue to look in all markets of the West -- both existing and new -- for expansion opportunities that meet our criteria and create long-term value for our shareholders," Killinger said.

         With a history dating back to 1889, Washington Mutual is a regional financial services company that provides a diversified line of products and services to consumers and small- to mid-sized businesses. Its subsidiaries provide consumer and commercial banking services, securities brokerage, mutual fund management, property/casualty and life insurance sales, and underwriting for insurance annuities. At Dec. 31, 1996, Washington Mutual and its subsidiaries had consolidated assets of $44.6 billion. The company operates more than 500 offices in nine western states.
                                      # # #

Editor's Note: Washington Mutual's press releases are available at no charge through the News On Demand Plus System. For a menu of Washington Mutual press releases or to retrieve a specific release, call 1-800-329-6236. On the
Internet,        press       releases       may       be       accessed       at
http://www.businesswire.com/cnn/wamu.htm

                             Washington Mutual, Inc.
                        Consolidated Statements of Income
                                   (unaudited)

                                                                                    Quarter ended              Twelve months ended
                                                                                     December 31,                   December 31,
-----------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands, except for per share amounts)                              1996           1995             1996        1995
-----------------------------------------------------------------------------------------------------------------------------------
Interest Income
  Loans                                                                       $582,210       $536,369      $ 2,139,860   $ 2,061,801
  Available-for-sale securities                                                174,989        128,737          782,737       381,633
  Held-to-maturity securities                                                   49,509        100,755          220,673       409,063
  Notes Receivable                                                                   -          2,191                         58,841
                                                                                                                     -
  Cash equivalents                                                               4,290          2,317            6,313         4,748
-----------------------------------------------------------------------------------------------------------------------------------
    Total interest income                                                      810,998        770,369        3,149,583     2,916,086
Interest Expense
  Deposits                                                                     261,778        292,405        1,060,823     1,134,818
  Borrowings                                                                   241,596        205,942          897,753       788,618
------------------------------------------------------------------------------------------------------------------------------------
    Total interest expense                                                     503,374        498,347        1,958,576     1,923,436
-----------------------------------------------------------------------------------------------------------------------------------
      Net interest income                                                      307,624        272,022        1,191,007       992,650
Provision for loan losses                                                      143,374         17,447          201,512        74,987
-----------------------------------------------------------------------------------------------------------------------------------
      Net interest income after provision for loan losses                      164,250        254,575          989,495       917,663
Other Income
  Depositor fees                                                                28,113         23,656          102,597        79,017
  Securities, annuity & other service fees                                      12,885         12,994           53,350        49,679
  Loan servicing fees                                                            9,534          8,265           41,303        29,315
  Other operating income                                                        10,658          8,746           36,462        31,035
  Gain on sale of loans                                                          8,536          3,834           23,759         1,717
  Gain (loss) on sale of other assets                                            5,716        (1,381)            1,793         (655)
  Loss on sale of covered assets                                                     -                                      (37,399)
                                                                                                    -                -
  FDIC assistance on covered assets                                                  -                                        55,630
                                                                                                    -                -
-----------------------------------------------------------------------------------------------------------------------------------
    Total other income                                                          75,442         56,114          259,264       208,339
Other Expense
  Salaries and employee benefits                                                85,959         79,519          336,065       313,304
  Occupancy and equipment                                                       32,031         28,716          120,623       111,381
  Regulatory assessments                                                         6,638         13,785           43,171        54,909
  SAIF special assessment                                                            -                         124,193
                                                                                                    -                              -
  Data processing fees                                                          11,967         12,011           40,733
                                                                                                                              36,538
  Other operating expense                                                       41,434         31,771          163,196       145,394
  Transaction-related expense                                                  152,821                         158,121
                                                                                                    -                              -
  Amortization of goodwill and other intangible assets                           6,791          6,969           27,672        28,306
  Real estate owned (REO) operations, inclusive of write-downs                   3,121          2,719           11,530        10,682
-----------------------------------------------------------------------------------------------------------------------------------
    Total other expense                                                        340,762        175,490        1,025,304       700,514
-----------------------------------------------------------------------------------------------------------------------------------
      Income (loss) before income taxes                                      (101,070)        135,199          223,455       425,488
Income taxes (benefits)                                                       (16,202)         43,326           95,607       119,793
-----------------------------------------------------------------------------------------------------------------------------------
      Income (loss) before minority interest                                  (84,868)         91,873          127,848       305,695
Minority interest in earnings of consolidated subsidiaries                       3,066          3,549           13,570        15,793
-----------------------------------------------------------------------------------------------------------------------------------
Net Income (Loss)                                                           ($ 87,934)       $ 88,324        $ 114,278     $ 289,902
===================================================================================================================================
Net Income (Loss) Attributable to Common Stock                              ($ 92,539)       $ 83,678         $ 95,859     $ 271,318
===================================================================================================================================
Net income (loss) per common share:
  Primary                                                                      ($0.81)          $0.75            $0.85         $2.47
  Fully Diluted                                                                ($0.81)           0.73             0.85          2.42
Financial Ratios
    Return on average assets                                                   (0.80)%          0.88%           0.27%          0.73%
    Return on average equity                                                   (14.71)          16.63           4.89          13.44
    Return on average common equity                                            (15.91)          17.12           4.70          13.73


                             Washington Mutual, Inc.
                         Selected Financial Information
                                   (unaudited)

                                                                                     Quarter ended              Twelve months ended
                                                                                      December 31,                   December 31,
-----------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands, except for per share amounts)                               1996           1995             1996       1995
-----------------------------------------------------------------------------------------------------------------------------------
Data Used To Compute Per Share Amounts
  Net income                                                                  ($87,934)        $88,324         $114,278    $289,902
  Preferred stock dividends:
    Noncumulative Perpetual, Series C                                           (1,569)        (1,596)          (6,276)     (6,384)
    Noncumulative Perpetual, Series E                                             (936)          (950)          (3,743)     (3,800)
    Noncumulative Convertible Perpetual, Series D                               (2,100)        (2,100)          (8,400)     (8,400)
===================================================================================================================================
  Net income available to primary common stock                                ($92,539)        $83,678          $95,859    $271,318
===================================================================================================================================

  Net income                                                                  ($87,934)        $88,324         $114,278    $289,902
  Preferred stock dividends:
    Noncumulative Perpetual, Series C                                           (1,569)        (1,596)          (6,276)      (6,384)
    Noncumulative Perpetual, Series E                                             (936)          (950)          (3,743)      (3,800)
===================================================================================================================================
  Net income available to fully diluted common stock                          ($90,439)        $85,778         $104,259    $279,718
===================================================================================================================================

  Average common shares used to calculate earnings per share:
    Primary                                                                 113,879,104    111,596,473      112,858,781 109,944,477
    Fully diluted                                                           118,564,782    117,015,720      118,335,611 115,363,724


Net Interest Spread
  Yield on loans and note receivable                                            7.90%           8.34%           7.95%          7.97%
  Yield on investments                                                          6.95            6.92            7.05           7.06
-----------------------------------------------------------------------------------------------------------------------------------
    Combined yield on earning assets                                            7.60            7.85            7.64           7.70
  Cost of deposits                                                              4.33            4.81            4.41           4.67
  Cost of borrowings                                                            5.53            6.16            5.61           6.11
-----------------------------------------------------------------------------------------------------------------------------------
    Combined cost of funds                                                      4.84            5.29            4.89           5.17
===================================================================================================================================
    Net interest spread                                                         2.76%           2.55%           2.75%          2.53%
===================================================================================================================================
    Net interest margin                                                         2.91%           2.74%           2.89%          2.62%

Average Balances
  Loans and note receivable                                                   $29,393.1      $25,088.3        $26,903.2   $26,601.5
  Investments                                                                  13,055.5       13,253.3         14,327.2    11,260.0
-----------------------------------------------------------------------------------------------------------------------------------
    Total earning assets                                                       42,448.6       38,341.6         41,230.4    37,861.5

  Deposits                                                                     24,026.7       23,781.7         24,046.6    24,280.8
  Borrowings                                                                   17,057.6       13,189.7         15,977.8    12,897.0
-----------------------------------------------------------------------------------------------------------------------------------
    Total interest bearing liabilities                                         41,084.3       36,971.4         40,024.4   37,177.8

  Total assets                                                                 44,113.3       40,265.6         43,001.9   39,702.6
  Stockholders' equity                                                          2,391.3        2,124.3          2,336.7    2,157.0





                             Washington Mutual, Inc.
                  Consolidated Statements of Financial Position
                                   (unaudited)

                                                                                                        Dec. 31,       Dec. 31,
(dollars in thousands, except for per share amounts)                                                     1996           1995
-----------------------------------------------------------------------------------------------------------------------------------
Assets
  Cash and cash equivalents                                                                             $ 831,063     $  983,833
  Trading account securities                                                                                1,647            238
  Available-for-sale securities                                                                         9,111,274     12,154,725
  Held-to-maturity securities                                                                           2,860,347      3,197,720
  Loans, net of allowance for loan losses                                                              30,103,386     24,109,136
  Loans held for sale                                                                                     227,390         83,704
  Real estate owned                                                                                       103,111        125,101
  Bank premises and equipment                                                                             482,391        452,743
  Goodwill and other intangible assets                                                                    133,509        161,127
  Other assets                                                                                            697,807        758,295
--------------------------------------------------------------------------------------------------------------------------------
      Total assets                                                                                    $44,551,925    $42,026,622
================================================================================================================================

Liabilities
  Deposits:
    Checking accounts                                                                                 $ 2,979,962    $ 2,776,329
    Savings and money market accounts                                                                   6,842,061      6,573,543
    Time certificates                                                                                  14,258,118     15,113,088
--------------------------------------------------------------------------------------------------------------------------------
      Total deposits                                                                                   24,080,141     24,462,960
  Annuities                                                                                               878,057        855,503
  Federal funds purchased                                                                               1,052,000        433,420
  Securities sold under agreements to repurchase                                                        7,835,453      7,984,756
  Advances from the Federal Home Loan Bank                                                              7,241,492      4,715,739
  Other borrowings                                                                                        676,986        590,217
  Other liabilities                                                                                       389,908        362,323
--------------------------------------------------------------------------------------------------------------------------------
      Total liabilities                                                                                42,154,037     39,404,918
  Minority interest                                                                                             -         80,000
Stockholders' Equity
  Preferred stock, no par value: 10,000,000 shares authorized -
    4,722,500 and 6,122,500 shares issued and outstanding                                                       -              -
  Common stock, no par value: 350,000,000 shares authorized -
    126,142,285 and 119,687,860 shares outstanding                                                              -              -
  Capital surplus                                                                                         951,240        920,406
  Valuation reserve for available-for-sale securities                                                      41,666        188,715
  Retained earnings                                                                                     1,404,982      1,432,583
--------------------------------------------------------------------------------------------------------------------------------
      Total stockholders' equity                                                                        2,397,888      2,541,704
--------------------------------------------------------------------------------------------------------------------------------
      Total liabilities and stockholders' equity                                                      $44,551,925    $42,026,622
================================================================================================================================

Book value per common share                                                                                $19.30         $20.70
Tangible book value per common share                                                                        18.17          19.32



                             Washington Mutual, Inc.
                         Selected Financial Information
                                   (unaudited)

                                                                                     Quarter ended              Twelve months ended
                                                                                      December 31,                   December 31,
----------------------------------------------------------------------------------------------------------------------------------
(dollars in millions)                                                              1996           1995             1996       1995
-----------------------------------------------------------------------------------------------------------------------------------
Loan Volume
  Loan originations by property type:
    Residential real estate                                                    $2,617.5       $2,224.8         $9,947.8    $6,821.4
    Residential construction                                                      312.9          261.6          1,286.3       935.8
    Consumer                                                                      347.2          250.6          1,288.3       997.0
    Apartment buildings                                                           151.7          103.4            504.5       348.9
    Other commercial real estate                                                   83.7           51.3            267.1       167.0
    Commercial                                                                     89.8           48.0            348.4       167.8
-----------------------------------------------------------------------------------------------------------------------------------
      Total loan originations                                                   3,602.8        2,939.7         13,642.4     9,437.9
  Loan purchases                                                                   16.9          173.1            278.7       338.1
                                                                                -----------------------        --------------------
      Total loan volume                                                        $3,619.7       $3,112.8        $13,921.1    $9,776.0
===================================================================================================================================

Nonbanking Subsidiary Pretax Operating Income
  Securities                                                                     $  4.5           $4.3            $19.1     $  15.1
  Insurance                                                                         4.5            3.4             16.3        14.3
  Travel and other                                                                                                  4.5        (0.4)
                                                                                      -              -
-----------------------------------------------------------------------------------------------------------------------------------
    Net income before taxes, amortization of goodwill and other
      intangible assets, and elimination of intercompany transactions              $9.0           $7.7            $39.9       $29.0
===================================================================================================================================


                                                                               Dec. 31,       Sep. 30,         June 30,     Dec. 31,
                                                                                   1996           1996             1996       1995
-----------------------------------------------------------------------------------------------------------------------------------
Interest Sensitivity
  One-year interest sensitivity using principal balances
      as a percentage of total assets                                            (3.4)%         (1.0)%             n.a.      (2.6)%


Capital Adequacy
Washington Mutual, Inc.:
  Stockholders' equity ratio                                                    5.38%           5.54%           5.21%         6.05%
  Tangible stockholders' equity ratio                                           5.10            5.24            4.88          5.69



                             Washington Mutual, Inc.
                         Selected Financial Information
                                   (unaudited)

                                                                           Dec. 31,       Sep. 30,         June 30,       Dec. 31,
(dollars in millions)                                                        1996           1996             1996           1995
----------------------------------------------------------------------------------------------------------------------------------
Reserve For Loan Losses
  Balance at beginning of quarter                                           $234.3         $234.3           $232.9         $238.7
  Provision for loan losses                                                  143.4           17.1             20.1           17.4
  Reserves charged off, net of recoveries                                   (15.4)         (17.1)           (18.7)         (20.8)
  Reserves added through business combinations                                 1.1             -                 -              -
----------------------------------------------------------------------------------------------------------------------------------
  Balance at end of quarter                                                 $363.4         $234.3           $234.3         $235.3
==================================================================================================================================
  Allocated reserves:
    Apartment buildings and other commercial real estate                   $  47.7         $ 21.6           $ 18.0         $ 16.5
    Residential construction                                                     -            0.2              0.2            0.1
    Commercial                                                                 1.4            1.7                -              -
----------------------------------------------------------------------------------------------------------------------------------
      Total allocated reserves                                                49.1           23.5             18.2           16.6
  Unallocated reserves                                                       314.3          210.8            216.1          218.7
----------------------------------------------------------------------------------------------------------------------------------
      Total reserve for loan losses                                          $363.4         $234.3           $234.3         $235.3
==================================================================================================================================
  Reserve for loan losses as a percentage of:
    Nonperforming assets                                                     110.33%         72.53%           72.48%         69.42%
    Nonperforming assets, less real estate owned                             160.52         108.33           110.43         110.04
Loans By Collateral Type
  Residential real estate                                                $ 22,660.7     $ 20,977.2       $ 19,339.9      $17,303.3
  Residential construction                                                    723.6          669.0            634.4          615.8
  Apartment buildings                                                       2,558.8        2,473.9          2,433.1        2,199.2
  Other commercial real estate                                              1,252.2        1,258.8          1,346.7        1,288.4
  Consumer                                                                  3,158.7        3,056.9          2,846.0        2,841.8
  Commercial                                                                  340.2          295.3            270.4          179.6
  Loan loss reserves                                                         (363.4)        (234.3)          (234.3)        (235.3)
-----------------------------------------------------------------------------------------------------------------------------------
      Total loans                                                         $30,330.8      $28,496.8        $26,636.2      $24,192.8
==================================================================================================================================
Nonperforming Assets
  Nonaccrual assets                                                          $226.4        $ 216.3          $ 212.1         $213.8
  REO:
    REO                                                                       110.1          113.4            117.9          135.2
    Reserve for losses                                                         (7.1)          (6.6)            (6.8)         (10.1)
----------------------------------------------------------------------------------------------------------------------------------
      Total REO                                                               103.0          106.8            111.1          125.1
----------------------------------------------------------------------------------------------------------------------------------
        Total nonperforming assets                                           $329.4         $323.1           $323.2         $338.9
===================================================================================================================================
  Nonperforming assets by collateral type:
    Residential real estate                                                 $ 253.2        $ 241.1          $ 237.8         $235.5
    Residential construction                                                   10.9            8.8              8.2           10.2
    Apartment buildings                                                        22.2           27.3             34.3           52.7
    Other commercial real estate                                               25.0           35.5             35.8           38.6
    Consumer                                                                   24.1           16.0             13.2           11.2
    Commercial                                                                  1.1            1.0              0.7            0.8
    Reserve for REO losses                                                     (7.1)          (6.6)            (6.8)         (10.1)
----------------------------------------------------------------------------------------------------------------------------------
      Total nonperforming assets                                             $329.4         $323.1           $323.2         $338.9
===================================================================================================================================
  As a percentage of total loans                                               1.09%           1.13%           1.21%           1.40%
  As a percentage of total assets                                              0.74            0.74             0.76           0.81
Troubled Debt Restructurings                                                $111.7            $95.1            $78.5         $ 90.6
  As a percentage of total loans                                                0.37%           0.33%           0.29%          0.37%
  As a percentage of total assets                                               0.25            0.22            0.18           0.22


                           Supplemental Financial Data
                      For the year ending December 31, 1996
                (dollars in thousands, except per share amounts)

                                            Washington      American       Keystone                         SAIF &
                                             Mutual,        Savings       Holdings &                     Transaction-
                                              Inc.*           Bank        Adjustments      Sub-total     related exp.       Total
-----------------------------------------------------------------------------------------------------------------------------------
Summary Income Statement
Interest income                               $1,685,374     $1,460,176          $4,033      $3,149,583                  $3,149,583
Interest expense                                 967,104        958,744          32,728       1,958,576                   1,958,576
-----------------------------------------------------------------------------------------------------------------------------------
  Net interest income                            718,270        501,432       (28,695)       1,191,007                    1,191,007

Provision for loan losses                         11,650        64,862                          76,512       125,000        201,512
Other income:
  Depositor fees                                  78,963         23,634                         102,597                     102,597
  Securities, annuity & other service
   fees                                           33,931         19,419                          53,350                      53,350
  Loan servicing fees                             19,654         21,649                          41,303                      41,303
  Other operating income                          20,066         16,396                          36,462                      36,462
  Gain on sale of loans                           12,584         11,175                          23,759                      23,759
  Gain (loss) on sale of other assets             (4,622)         6,415                           1,793                       1,793
-----------------------------------------------------------------------------------------------------------------------------------
    Total other income                           160,576         98,688                         259,264                     259,264

Other expense:
  Salaries and employee benefits                 209,677        126,388                         336,065                     336,065
  Occupance and equipment                         84,876         29,507           6,240         120,623                     120,623
  Regulatory assessments                          12,035         31,136                          43,171      124,193        167,364
  Data processing fees                            13,553         27,180                          40,733                      40,733
  Other operating expense                        118,764         38,513           5,919         163,196                     163,196
  Transaction-related expense                                                                                158,121        158,121
  Goodwill and other intangible assets            27,672                                         27,672                      27,672
  REO operations                                  (3,490)         15,020                         11,530                      11,530
-----------------------------------------------------------------------------------------------------------------------------------
    Total other expense                          463,087        267,744          12,159         742,990      282,314      1,025,304
-----------------------------------------------------------------------------------------------------------------------------------
  Income (loss) before income taxes              404,109        267,514        (40,854)         630,769      (407,314)      223,455
Writedown of deferred tax asset                                                                                30,596        30,596
Income taxes (benefits)                          150,129         66,530         (8,305)         208,354      (143,343)       65,011
Minority interest                                                                13,570          13,570                      13,570
-----------------------------------------------------------------------------------------------------------------------------------
Net income (loss)
                                                $253,980       $200,984       $(46,119)        $408,845     $(294,567)     $114,278
===================================================================================================================================

Fully diluted earnings per share                                                               $3.37        ($2.49)           $0.85
Fully diluted shares used to calculate
      earnings per share                                                                 118,335,611    118,335,611     118,335,611

*   Does not include Keystone  Holdings and all of its  subsidiaries,  including
    American Savings Bank. Also excludes transaction- related expenses and the special SAIF assessment.


                           Supplemental Financial Data
                      For the year ending December 31, 1996
                (dollars in thousands, except per share amounts)


                                            Washington      American       Keystone                         SAIF &
                                             Mutual,        Savings       Holdings &                     Transaction-
                                               Inc.           Bank        Adjustments      Sub-total     related exp.       Total
-----------------------------------------------------------------------------------------------------------------------------------

Financial Ratios:
Return on average assets                           1.14%          0.97%                      0.95%                         0.27%
Return on average equity                          15.19%         16.58%                     17.50%                          4.89%
Return on average common equity                   15.70%         16.58%                     17.98%                          4.70%
Operating efficiency, excluding goodwill           49.5%          44.6%                      49.3%                          68.8%
Operating efficiency, including goodwill           52.7%          44.6%                      51.2%                          70.7%
Effective tax/benefit rate (1)                     37.2%          24.9%       20.3%          33.0%          35.2%           29.1%
Net interest margin                                3.37%          2.53%                      2.89%                          2.89%

     (1) Income taxes for American  Savings Bank and Keystone  Holdings Inc. for
1996 were reflective of tax benefit sharing agreements with the FDIC which lowered the company's effective tax rate. After the acquisition, the tax rate for American Savings Bank will be adjusted to a normal tax rate because of limitations on net operating loss carryforwards. The effective tax rate for the combined companies is expected to be approximately 39%. Had this higher tax rate been in effect for 1996 the fully diluted earnings per share, prior to SAIF and transaction-related expenses, would have been reduced to $3.05.


Loan Originations:
  Residential                                 4,286,590      5,661,249                       9,947,839                   9,947,839
  Residential construction                    1,286,319                                      1,286,319                   1,286,319
  Consumer                                    1,267,916         20,364                       1,288,280                   1,288,280
  Apartment buildings                           181,153        323,378                         504,531                    504,531
  Other commercial real estate                  241,079         25,964                         267,043                    267,043
  Commercial                                     348,400                                        348,400                   348,400
-----------------------------------------------------------------------------------------------------------------------------------
  Total loan originations                      7,611,457      6,030,955                      13,642,412                13,642,412
===================================================================================================================================


Summary Balance Sheet:
Total assets
                                              22,863,116     21,915,778       (226,969)      44,551,925                  44,551,925
Deposits
  Checking accounts
                                               1,644,354      1,335,608                       2,979,962                    2,979,962
  Money market accounts
                                               3,300,269      1,772,361                       5,072,630                    5,072,630
  Savings and time deposits
                                               6,198,437      9,829,112                      16,027,549                   16,027,549
--------------------------------------------------------------------------------------------------------               ------------
    Total deposits
                                              11,143,060     12,937,081                      24,080,141                   24,080,141
===================================================================================================================================


                           Supplemental Financial Data
                    For the quarter ending December 31, 1996
               (dollars in thousands, except per share amounts)

                                            Washington      American       Keystone                         SAIF &
                                             Mutual,        Savings       Holdings &                     Transaction-
                                              Inc.*           Bank        Adjustments      Sub-total     related exp.       Total
----------------------------------------------------------------------------------------------------------------------------------

Summary Income Statement
Interest income                                $427,117       $382,814          $1,067        $810,998                   $810,998
Interest expense                                237,365        257,609           8,400         503,374                    503,374
----------------------------------------------------------------------------------------------------------------------------------
  Net interest income                            189,752        125,205         (7,333)         307,624                    307,624

 Provision for loan losses                         2,912         15,462                          18,374        125,000     143,374

Other income:
  Depositor fees                                  22,178          5,935                          28,113                     28,113
  Securities, annuity & other service
    fees                                           8,588          4,297                          12,885                     12,885
  Loan servicing fees                              4,611          4,923                           9,534                      9,534
  Other operating income                           6,680          3,978                          10,658                     10,658
  Gain on sale of loans                            3,398          5,138                           8,536                      8,536
  Gain (loss) on sale of other assets            (1,185)          6,901                           5,716                      5,716
----------------------------------------------------------------------------------------------------------------------------------
    Total other income                            44,270         31,172                          75,442                     75,442

Other expense:
  Salaries and employee benefits                  53,606         32,353                          85,959                     85,959
  Occupancy and equipment                         23,672          6,799           1,560          32,031                     32,031
  Regulatory assessments                             271          6,367                           6,638                      6,638
  Data processing fees                             4,207          7,760                          11,967                     11,967
  Other operating expense                         33,631          5,612           2,191          41,434                     41,434
  Transaction-related expense                                                                                   152,821    152,821
  Goodwill and other intangible assets             6,791                                          6,791                      6,791
  REO operatiopns                                (1,346)          4,467                           3,121                      3,121
----------------------------------------------------------------------------------------------------------------------------------
    Total other expense                         120,832          63,358           3,751         187,941        152,821     340,762
----------------------------------------------------------------------------------------------------------------------------------
  Income (loss) before income taxes             110,278          77,557        (11,084)         176,751       (277,821)   (101,070)
Writedown of deferred tax asset                                                                                 30,596      30,596
Income taxes (benefits)                           40,713         16,966         (1,814)          55,865       (102,663)    (46,798)
Minority interest                                                                 3,066           3,066                      3,066
-----------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                $69,565        $60,591       $(12,336)        $117,820      $(205,754)   $(87,934)
===================================================================================================================================

Fully diluted earnings per share                                                                  $0.97        ($1.74)      ($0.81)
Fully diluted shares used to calculate
      earnings per share                                                                    118,564,782    118,564,782  118,564,782

*   Does not include Keystone  Holdings and all of its  subsidiaries,  including
    American Savings Bank. Also excludes transaction- related expenses and the special SAIF assessment.


                           Supplemental Financial Data
                    For the quarter ending December 31, 1996
                (dollars in thousands, except per share amounts)

                                            Washington      American       Keystone                         SAIF &
                                             Mutual,        Savings       Holdings &                     Transaction-
                                               Inc.           Bank        Adjustments      Sub-total     related exp.       Total
-----------------------------------------------------------------------------------------------------------------------------------


Financial Ratios:
Return on average assets                          1.26%          1.11%                       1.07%                         -0.80%
Return on average equity                         16.04%         19.87%                      19.71%                        -14.71%
Return on average common equity                  16.59%         19.87%                      20.29%                        -15.91%
Operating efficiency, excluding goodwill         48.7%          40.5%                       47.3%                          87.2%
Operating efficiency, including goodwill         51.6%          40.5%                       49.1%                          89.0%
Effective tax/benefit rate (1)                   36.9%          21.9%      16.4%            31.6%        37.0%             46.3%
Net interest margin                              3.55%           2.38%                       2.91%                         2.91%

     (1) Income taxes for American  Savings Bank and Keystone  Holdings Inc. for
1996 were reflective of tax benefit sharing agreements with the FDIC which lowered the company's effective tax rate. After the acquisition, the tax rate for American Savings Bank will be adjusted to a normal tax rate because of limitations on net operating loss carryforwards. The effective tax rate for the combined companies is expected to be approximately 39%. Had this higher tax rate been in effect for 1996 the fully diluted earnings per share, prior to SAIF and transaction-related expenses, would have been reduced to $0.86.

Loan Originations:

  Residential                                  1,185,760      1,431,768                       2,617,528                  2,617,528
  Residential construction                       312,887                                        312,887                    312,887
  Consumer                                       340,560          6,617                         347,177                    347,177
  Apartment buildings                             37,110        114,610                         151,720                    151,720
  Other commercial real estate                    83,527            100                          83,627                     83,627
  Commecial                                       89,766                                         89,766                     89,766
-----------------------------------------------------------------------------------------------------------------------------------
  Total loan originations                      2,049,610      1,553,095                       3,602,705                  3,602,705
===================================================================================================================================

